Exhibit 99.1

Ingevity Corporation 4920 O'Hear Avenue Suite 400 North Charleston, SC 29405 USA www.ingevity.com

News	Contact: Amy Chiconas 843-746-8197 media@ingevity.com

Investors: Jack Maurer 843-746-8242 investors@ingevity.com

Ingevity reports preliminary fourth quarter and full year 2020 financial results

•Ingevity delivers strong fourth quarter results driven by continued recovery of global automotive production, an increase in demand for engineered polymers, and ongoing global paving activity
•Gross margins accrete despite COVID-19 economic environment
•Company announces fiscal year 2021 guidance for sales between $1.25 billion and $1.30 billion and adjusted EBITDA between $400 million and $420 million

FOURTH QUARTER (comparisons versus prior year)
•Net sales of $325.6 million were up 7.3%
•Net income of $50.8 million was up 14.7%; net income margin was 15.6%, up 100 basis points
•Adjusted EBITDA of $110.9 million were up 21.7%; adjusted EBITDA margin of 34.1%, up 410 basis points
•Operating cash flow of $153.3 million up 79.3%; free cash flow of $122.2 million up 142.0%

FULL YEAR (comparisons versus prior year)
•Net sales of $1.216 billion were down 5.9% reflecting across-the-board COVID-weakened demand
•Net income of $186.2 million was up 1.4%; net income margin was 15.3%, up 110 basis points
•Adjusted EBITDA of $397.9 million were up 0.2%; adjusted EBITDA margin of 32.7%, up 200 basis points
•Operating cash flow of $352.4 million up 27.8%; free cash flow of $270.3 million up 68.0%

The results and guidance in this release include Non-GAAP financial measures. Refer to the section entitled “Use of Non-GAAP Financial Measures” within this release.

NORTH CHARLESTON, S.C., February 10, 2021 – Ingevity Corporation (NYSE:NGVT) today reported its financial results for the fourth quarter and full year 2020.

“We finished the year strongly and delivered solid fourth quarter results,” said John Fortson, president and CEO. “Our businesses were resilient despite challenging conditions. Strong automotive production and sales in China and a highly favorable shift to trucks and SUVs in the U.S. and Canada were significant tailwinds. In addition, we benefitted from promising increases in sales of engineered polymers and slight growth in North American paving sales.”

Strength in automotive, engineered polymer and North American pavement product sales was partially offset by reduced revenues in the oilfield and printing inks markets, and international pavement sales, all of which were highly affected by the COVID-weakened economic environment.

“The cost-reduction actions we took midyear are continuing to benefit our profitability,” Fortson said. “Our fourth quarter adjusted EBITDA margin rose solidly and was a fourth quarter record.” The company generated excellent free cash flow in the quarter due to improved performance and strong working capital management.

Fourth quarter net sales of $325.6 million were up 7.3% versus the prior year fourth quarter. Net income of $50.8 million increased 14.7% and net income margin of 15.6% was up from 14.6% in the prior year. Fourth quarter diluted earnings per share were $1.23 compared to $1.05 in the prior year period. Fourth quarter operating cash flow of $153.3 million increased 79.3% from the prior year period.

Adjusted earnings of $55.1 million were up 18.5% versus the prior year quarter. Diluted adjusted earnings per share were $1.33, which exclude, net of tax, $0.10 related primarily to restructuring and other charges, net, recognized during the quarter. This compares to diluted adjusted earnings per share of $1.10 in the prior year quarter. Adjusted EBITDA of $110.9 million were up 21.7% versus the fourth quarter 2019. Adjusted EBITDA margin of 34.1% was up 410 basis points from the prior year’s fourth quarter.

Full year 2020 net sales of $1.216 million were down 5.9% versus the prior year. Net income of $186.2 million increased 1.4% and net income margin of 15.3% was up from 14.2% in the prior year. The full year diluted earnings per share were $4.48 compared to $4.35 in the prior year.

Adjusted earnings of $202.6 million were down 1.5% versus the prior year. Diluted adjusted earnings per share were $4.88, which exclude, net of tax, $0.40 related primarily to restructuring and other charges, net, recognized during the year. This compares to diluted adjusted earnings per share of $4.93 in the prior year. Adjusted EBITDA of $397.9 million were up 2.4% versus 2019. Adjusted EBITDA margin of 32.7% was up 200 basis points from the prior year.

Performance Chemicals
“In Performance Chemicals, sales in engineered polymers rose solidly versus the prior year quarter,” said Fortson. “This was offset by sharp reductions in oilfield technologies applications, and smaller decreases in industrial specialties and paving applications.”

Quarterly sales for engineered polymers products were up more than 10% due to improved demand in industrial equipment, bioplastics and automotive applications. Sales to pavement technologies applications were slightly lower than the prior year in what is a seasonally slower period. Paving in North America was up slightly while the company’s sales in China, Latin America, Europe, the Middle East and Africa were down modestly. Sales decreased in industrial specialties applications due to continued demand weakness for printing inks and other applications like rubber and sterols. This was partially offset by strengthening volumes for rosin products in adhesives and paper chemicals and improved pricing for tall oil fatty acid. Additionally, sales to oilfield technologies customers continued to reflect weakness in North American drilling activity.

Fourth quarter 2020 sales in the Performance Chemicals segment were $164.9 million, down 5.9% versus the fourth quarter 2019. Segment EBITDA were $26.6 million, down 17.9% versus the prior year quarter due to lower volumes and price/mix. This was partially offset by improved plant throughput and some foreign currency exchange benefits. Segment EBITDA margin declined 240 basis points to 16.1%.

Full year 2020 sales in the Performance Chemicals segment were $706.1 million, down 12.0% versus 2019. Segment EBITDA were $148.7 million, down 19.0% versus the prior year. Segment EBITDA margin declined 180 basis points to 21.1%.

Performance Materials
“Strong automotive production and sales in China and a highly favorable shift to trucks and SUVs in the U.S. and Canada continue to be significant tailwinds for our activated carbon solutions for gasoline vapor emission control,” said Fortson. “In the U.S. and Canada, sales of our ‘honeycomb’ scrubbers are strong as automakers complete implementation of the U.S. Environmental Protection Agency’s Tier 3 standards. Our scrubber plant in Waynesboro, Georgia, continues to set new production records. In addition, U.S. vehicle inventories remain at 9-year lows and the U.S./Canada shift to light trucks and SUVs set a monthly record of 79% in December.”

Sales in China for the October to November period were up as auto sales and production have both continued to post monthly year-over-year increases since May 2020. December data for China is not yet available. The company’s carbon production facility in Zhuhai, China, also set a monthly production record in December.

Fourth quarter 2020 sales in the Performance Materials segment were a record $160.7 million, up 25.4% versus the fourth quarter 2019. Segment EBITDA were $84.3 million, up 43.6% versus the prior year period due to the sharp increase in volume and a strong increase in price/mix. While the segment saw the benefit of its low variable cost structure, the quarter also included reduced legal expenses to defend its intellectual property. Segment EBITDA margin increased 670 basis points to 52.5%.

Full year 2020 sales in the Performance Materials segment were $510.0 million, up 4.0% versus 2019. Segment EBITDA were $249.2 million, up 16.8% versus the prior year. Segment EBITDA margin increased 540 basis points to 48.9%.

Outlook

Ingevity announced its fiscal year 2021 guidance to sales between $1.25 billion and $1.30 billion and adjusted EBITDA between $400 million and $420 million. Free cash flow will be at or above $200 million.

“Our guidance reflects growth versus 2020’s performance despite economic pressure from COVID-19,” said Fortson.

For the Performance Chemicals segment, the company expects revenues and segment adjusted EBITDA to be flat to up slightly. “We anticipate moderate growth in demand for pavement technologies and engineered polymers based on strong paving project backlog, continued Evotherm® warm mix technology adoption and increased demand for thermoplastics,” said Fortson. Increased demand for merchant rosin is also expected. These increases will be partially offset by continued demand weakness in oilfield technologies.

“We expect our Performance Materials segment to deliver double-digit revenue growth,” he said. Ingevity anticipates the growth in this segment due to continued industry efforts to refill the vehicle inventory pipeline and despite the absence of any significant new gasoline vapor emission control regulations. EBITDA margins will likely return to more historical levels as the industry returns to a more normalized production pace.

“Overall, despite challenging global macroeconomic conditions, we will deliver strong results in 2021,” said Fortson. “2020 was a challenging year but it demonstrated our ability to be flexible and drive performance through consistent execution, and that’s something we’ll continue into 2021.”

Ingevity: Purify, Protect and Enhance
Ingevity provides products and technologies that purify, protect, and enhance the world around us. Through a team of talented and experienced people, we develop, manufacture and bring to market solutions that help customers solve complex problems and make the world more sustainable. We operate in two reporting segments: Performance Chemicals, which includes specialty chemicals and engineered polymers; and Performance Materials, which includes high-performance activated carbon. These products are used in a variety of demanding applications, including asphalt paving, oil exploration and production, agrochemicals, adhesives, lubricants, publication inks, coatings, elastomers, bioplastics and automotive components that reduce gasoline vapor emissions. Headquartered in North Charleston, South Carolina, Ingevity operates from 25 locations around the world and employs approximately 1,750 people. The company is traded on the New York Stock Exchange (NYSE: NGVT). For more information visit www.ingevity.com.

Additional Information The company will host a live webcast on Thursday, February 11, 2021, at 10 a.m. (Eastern Time) to discuss fourth quarter 2020 fiscal results. The webcast can be accessed through the investors section of Ingevity’s website, or via this link: Ingevity Q4 2020 earnings webcast. You may also listen to the conference call by dialing 877-407-2991 (inside the U.S.) or 201-389-0925 (outside the U.S.), at least 10 minutes prior to the start of the event. Information on how to access the webcast and conference call, along with a slide deck containing other relevant financial and statistical information, will be posted to the investors section of Ingevity’s website prior to the call. For those unable to join the live event, a replay of the webcast will be available beginning at approximately 2 p.m. (Eastern Time) on February 11, 2021, through March 11, 2021: Ingevity Q4 2020 earnings webcast replay.

Use of Non-GAAP Financial Measures: This presentation includes certain non‐GAAP financial measures intended to supplement, not substitute for, comparable GAAP measures. Reconciliations of non‐GAAP financial measures to GAAP financial measures are provided within the Appendix to this presentation. Investors are urged to consider carefully the comparable GAAP measures and the reconciliations to those measures provided.

Cautionary Statements About Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements generally include the words “will,” “plans,” “intends,” “targets,” “expects,” “outlook,” or similar expressions. Forward-looking statements may include, without limitation, expected financial positions, results of operations and cash flows; financing plans; business strategies and expectations; operating plans; impact of COVID-19; synergies and the potential benefits of the acquisition of Perstorp Holding AB’s Capa® caprolactone business (the “acquisition”); capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost-reduction initiatives, plans and objectives; markets for securities and expected future repurchases of shares, including statements about the manner, amount and timing of repurchases. Actual results could differ materially from the views expressed. Factors that could cause actual results to materially differ from those contained in the forward-looking statements, or that could cause other forward-looking statements to prove incorrect, include, without limitation, adverse effects from the COVID-19 pandemic; risks that the expected benefits from the acquisition may not be realized or will not be realized in the expected time period, the risk that the acquired business will not be integrated successfully and the risk of significant transaction costs and unknown or understated liabilities; adverse effects of general economic and financial conditions; risks related to international sales and operations; impacts of currency exchange rates and currency devaluation; compliance with U.S. and foreign regulations concerning our operations outside the U.S.; changes in trade policy, including the imposition of tariffs; adverse conditions in the global automotive market or adoption of alternative and new technologies; competition from producers of alternative products and new technologies, and new or emerging competitors; competition from infringing intellectual property activity; worldwide air quality standards; a decrease in government infrastructure spending; the impact of adverse conditions in cyclical end markets on demand for engineered polymers products; declining volumes and downward pricing in the printing inks market; the limited supply of or lack of access to sufficient crude tall oil; a prolonged period of low energy prices; the impact of the United Kingdom’s withdrawal from the European Union; the provision of services by third parties at several facilities; supply chain disruptions; natural disasters, such as hurricanes, winter or tropical storms, earthquakes, tornados, floods, fires; other unanticipated problems such as labor difficulties, equipment failure or unscheduled maintenance and repair; attracting and retaining key personnel; protection of intellectual property and proprietary information; information technology security breaches and other disruptions; complications with designing and implementing our new enterprise resource planning system; government policies and regulations, including, but not limited to, those affecting the environment, climate change, tax policies, tariffs and the chemicals industry; and lawsuits arising out of environmental damage or personal injuries associated with chemical or other manufacturing processes, and the other factors detailed from time to time in the reports we file with the SEC, including those described under "Risk Factors" in our Annual Report on Form 10-K and other periodic filings. These forward-looking statements speak only as of the date of this press release. Ingevity assumes no obligation to provide any revisions to, or update, any projections and forward-looking statements contained in this press release.

INGEVITY CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions, except per share data	2020	2019	2020	2019
Net sales	$325.6	$303.4	$1,216.1	$1,292.9
Cost of sales	198.2	192.4	750.6	810.9
Gross profit	127.4	111.0	465.5	482.0
Selling, general and administrative expenses	41.5	40.8	149.4	163.1
Research and technical expenses	5.8	4.7	22.6	19.7
Restructuring and other (income) charges, net	5.2	(0.2)	18.5	1.8
Acquisition-related costs	0.1	2.0	1.8	26.9
Other (income) expense, net	(4.0)	(2.0)	(4.1)	(4.3)
Interest expense, net	12.4	10.6	42.2	46.9
Income (loss) before income taxes	66.4	55.1	235.1	227.9
Provision (benefit) for income taxes	15.6	10.8	48.9	44.2
Net income (loss)	$50.8	$44.3	$186.2	$183.7

Per share data
Basic earnings (loss) per share	$1.24	$1.06	$4.51	$4.39
Diluted earnings (loss) per share	$1.23	$1.05	$4.48	$4.35
Weighted average shares outstanding
Basic	41.1	41.8	41.3	41.8
Diluted	41.4	42.2	41.5	42.2

Financial Schedules - Page 1

INGEVITY CORPORATION
Segment Operating Results (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions	2020	2019	2020	2019
Net sales
Performance Materials	$160.7	$128.2	$510.0	$490.6
Automotive Technologies product line	153.2	120.8	477.7	454.9
Process Purification product line	7.5	7.4	32.3	35.7
Performance Chemicals	$164.9	$175.2	$706.1	$802.3
Oilfield Technologies product line	17.2	24.9	75.6	111.4
Pavement Technologies product line	29.7	30.4	186.8	183.3
Industrial Specialties product line	83.5	88.7	316.0	385.5
Engineered Polymers product line(1)	34.5	31.2	127.7	122.1
Total net sales	$325.6	$303.4	$1,216.1	$1,292.9

Segment EBITDA (2)
Performance Materials	$84.3	$58.7	$249.2	$213.4
Performance Chemicals	26.6	32.4	148.7	183.5
Total segment EBITDA (2)	$110.9	$91.1	$397.9	$396.9

Interest expense, net	(12.4)	(10.6)	(42.2)	(46.9)
(Provision) benefit for income taxes	(15.6)	(10.8)	(48.9)	(44.2)
Depreciation and amortization - Performance Materials	(8.7)	(6.6)	(31.2)	(24.2)
Depreciation and amortization - Performance Chemicals	(18.0)	(17.0)	(69.0)	(60.8)
Pension and postretirement settlement and curtailment (charges) income, net	(0.1)	—	(0.1)	—
Restructuring and other income (charges), net (3)	(5.2)	0.2	(18.5)	(1.8)
Acquisition and other-related costs (4)	(0.1)	(2.0)	(1.8)	(35.3)
Net income (loss)	$50.8	$44.3	$186.2	$183.7

_________________
(1) Engineered Polymers product line was acquired on February 13, 2019.
(2) Segment EBITDA is the primary measure used by our chief operating decision maker to evaluate the performance of and allocate resources among our operating segments. Segment EBITDA is defined as segment revenue less segment operating expenses (segment operating expenses consist of costs of sales, selling, general and administrative expenses, other (income) expense, net, excluding depreciation and amortization). We have excluded the following items from segment EBITDA: interest expense associated with corporate debt facilities, income taxes, depreciation, amortization, restructuring and other (income) charges, acquisition and other related costs, pension and postretirement settlement and curtailment (income) charges.

(3) For the three and twelve months ended December 31, 2020, charges of $2.0 million and $7.4 million relate to the Performance Material segment, respectively, and charges of $3.2 million and $11.1 million relate the Performance Chemicals segment. For the three and twelve months ended December 31, 2019, all charges relate to the Performance Chemicals segment.

(4) Costs incurred to complete and integrate the GP Pine Chemical business and Perstorp Capa business into our Performance Chemicals segment are expensed as incurred on our condensed consolidated statements of operations. The following table summarizes the costs incurred associated with these combined activities.

	Three Months Ended December, 31		Twelve Months Ended December 31,
In millions	2020	2019	2020	2019
Legal and professional service fees	$0.1	$2.0	$1.8	$14.2
Loss on hedging purchase price	—	—	—	12.7
Acquisition-related costs	$0.1	$2.0	$1.8	$26.9
Inventory fair value step-up amortization (1)	—	—	—	8.4
Acquisition and other-related costs	$0.1	$2.0	$1.8	$35.3

_________________
(1) Included within "Cost of sales" on the condensed consolidated statements of operations.

Financial Schedules - Page 2

INGEVITY CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)

	December 31,
In millions	2020	2019
Assets
Cash and cash equivalents	$257.7	$56.5
Accounts receivable, net	148.0	150.0
Inventories, net	189.0	212.5
Prepaid and other current assets	34.0	44.2
Current assets	628.7	463.2
Property, plant and equipment, net	703.6	664.7
Goodwill	445.3	436.4
Other intangibles, net	373.3	396.2
Restricted investment	73.6	72.6
Other assets	110.0	108.6
Total Assets	2,334.5	2,141.7

Liabilities
Accounts payable	$104.2	$99.1
Accrued expenses	46.6	33.3
Other current liabilities	72.6	83.1
Current liabilities	223.4	215.5
Long-term debt including finance lease obligations	1,267.4	1,228.4
Deferred income taxes	111.8	100.3
Other liabilities	84.6	66.7
Total Liabilities	1,687.2	1,610.9
Equity	647.3	530.8
Total Liabilities and Equity	$2,334.5	$2,141.7

Financial Schedules - Page 3

INGEVITY CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Twelve Months Ended December 31,
In millions	2020	2019
Cash provided by (used in) operating activities:
Net income (loss)	$186.2	$183.7
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	100.2	85.0
Other non-cash items	57.3	62.2
Changes in operating assets and liabilities, net of effect of acquisitions:
Changes in other operating assets and liabilities, net	8.7	(55.2)
Net cash provided by (used in) operating activities	352.4	275.7
Cash provided by (used in) investing activities:
Capital expenditures	(82.1)	(114.8)
Finance lease expenditures	(23.8)	—
Payments for acquired businesses, net of cash acquired	—	(537.9)
Other investing activities, net	(4.7)	(5.6)
Net cash provided by (used in) investing activities	(110.6)	(658.3)
Cash provided by (used in) financing activities:
Proceeds from revolving credit facility	346.1	797.7
Proceeds from long-term borrowings	550.0	375.0
Payments on revolving credit facility	(477.3)	(666.4)
Payments on long-term borrowings	(389.1)	(122.5)
Debt issuance costs	(11.0)	(2.4)
Financing lease obligations, net	23.1	—
Borrowings (repayments) of notes payable and other short-term borrowings, net	(4.4)	2.1
Tax payments related to withholdings on vested equity awards	(3.2)	(14.3)
Proceeds and withholdings from share-based compensation plans, net	3.6	4.1
Repurchases of common stock under publicly announced plan	(88.0)	(6.4)
Other financing activities, net	—	2.3
Net cash provided by (used in) financing activities	(50.2)	369.2
Increase (decrease) in cash, cash equivalents, and restricted cash	191.6	(13.4)
Effect of exchange rate changes on cash	2.2	0.2
Change in cash, cash equivalents, and restricted cash	193.8	(13.2)
Cash, cash equivalents, and restricted cash at beginning of period	64.6	77.8
Cash, cash equivalents, and restricted cash at end of period (1)	$258.4	$64.6

(1) Includes restricted cash of $0.7 million and $8.1 million and cash and cash equivalents of $257.7 million and $56.5 million for the periods ended December 31, 2020 and 2019, respectively. Restricted cash is included within "Prepaid and other current assets" within the condensed consolidated balance sheets.

Supplemental cash flow information:
Cash paid for interest, net of capitalized interest	$39.6	$48.0
Cash paid for income taxes, net of refunds	$46.6	$14.9
Purchases of property, plant and equipment in accounts payable	$2.7	$7.6
Leased assets obtained in exchange for new finance lease liabilities	$23.8	$—
Leased assets obtained in exchange for new operating lease liabilities	$27.2	$5.3

Financial Schedules - Page 4

Ingevity Corporation
Non-GAAP Financial Measures
Ingevity has presented certain financial measures, defined below, which have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and has provided a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP on the following pages. These financial measures are not meant to be considered in isolation or as a substitute for the most directly comparable financial measure calculated in accordance with GAAP. Investors should consider the limitations associated with these non-GAAP measures, including the potential lack of comparability of these measures from one company to another.
We believe these non-GAAP financial measures provide management as well as investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because such measures, when viewed together with our financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance and projected future results.

Ingevity uses the following non-GAAP measures:
Adjusted earnings (loss) is defined as net income (loss) plus restructuring and other (income) charges, net, acquisition and other-related costs, pension and postretirement settlement and curtailment (income) charges and the income tax expense (benefit) on those items, less the provision (benefit) from certain discrete tax items.
Diluted adjusted earnings (loss) per share is defined as diluted earnings (loss) per common share plus restructuring and other (income) charges, net per share, acquisition and other-related costs per share, pension and postretirement settlement and curtailment (income) charges per share and the income tax expense (benefit) per share on those items, less the per share tax provision (benefit) from certain discrete tax items per share.
Adjusted EBITDA is defined as net income (loss) plus provision (benefit) for income taxes, interest expense, net, depreciation and amortization, restructuring and other (income) charges, net, acquisition and other-related costs, and pension and postretirement settlement and curtailment (income) charges, net.
Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Net sales.
Free Cash Flow is defined as the sum of cash provided by (used in) the following items: operating activities less capital expenditures.
Net Debt is defined as the sum of notes payable, short-term debt, current maturities of long-term debt and long-term debt less the sum of cash and cash equivalents, restricted cash associated with our New Market Tax Credit financing arrangement, and restricted investment.
Net Debt Ratio is defined as Net Debt divided by last twelve months Adjusted EBITDA, inclusive of acquisition-related pro forma adjustments.

Ingevity also uses the above financial measures as the primary measures of profitability used by managers of the business. In addition, Ingevity believes Adjusted EBITDA and Adjusted EBITDA Margin are useful measures because they exclude the effects of financing and investment activities as well as non-operating activities.

GAAP Reconciliation of 2021 Adjusted EBITDA Guidance

A reconciliation of net income to adjusted EBITDA as projected for 2021 is not provided. Ingevity does not forecast net income as it cannot, without unreasonable effort, estimate or predict with certainty various components of net income. These components, net of tax, include further restructuring and other income (charges), net; additional acquisition and other-related costs in connection with the acquisition of Perstorp Holding AB’s Capa caprolactone business; additional pension and postretirement settlement and curtailment (income) charges; and revisions due to future guidance and assessment of U.S. tax reform. Additionally, discrete tax items could drive variability in our projected effective tax rate. All of these components could significantly impact such financial measures. Further, in the future, other items with similar characteristics to those currently included in adjusted EBITDA, that have a similar impact on comparability of periods, and which are not known at this time, may exist and impact adjusted EBITDA.
Financial Schedules - Page 5

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) (GAAP) to Adjusted Earnings (Loss) (Non-GAAP)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions, except per share data (unaudited)	2020	2019	2020	2019
Net income (loss) (GAAP)	$50.8	$44.3	$186.2	$183.7
Restructuring and other (income) charges, net	5.2	(0.2)	18.5	1.8
Acquisition and other-related costs	0.1	2.0	1.8	35.3
Pension and postretirement settlement and curtailment charges (income)	0.1	—	0.1	—
Tax effect on items above	(1.0)	(0.4)	(4.4)	(6.8)
Certain discrete tax provision (benefit) [1]	(0.1)	0.8	0.4	(5.9)
Adjusted earnings (loss) (Non-GAAP)	$55.1	$46.5	$202.6	$208.1

Diluted earnings (loss) per common share (GAAP)	$1.23	$1.05	$4.48	$4.35
Restructuring and other (income) charges	0.12	(0.01)	0.45	0.04
Acquisition and other-related costs	—	0.05	0.04	0.84
Pension and postretirement settlement and curtailment charges (income)	—	—	—	—
Tax effect on items above	(0.02)	(0.01)	(0.10)	(0.16)
Certain discrete tax provision (benefit)	—	0.02	0.01	(0.14)
Diluted adjusted earnings (loss) per share (Non-GAAP)	$1.33	$1.10	$4.88	$4.93

Weighted average common shares outstanding - Diluted	41.4	42.2	41.5	42.2
_______________
(1) Represents certain discrete tax items such as excess tax benefits on stock compensation and impacts of changes associated with U.S. Tax Reform. Management believes excluding these discrete tax items assists investors, potential investors, securities analysts, and others in understanding the tax provision and the effective tax rate related to continuing operating results thereby providing useful supplemental information about operational performance.

Financial Schedules - Page 6

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) (GAAP) to Adjusted EBITDA (Non-GAAP)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions, except percentages (unaudited)	2020	2019	2020	2019
Net income (loss) (GAAP)	$50.8	$44.3	$186.2	$183.7
Provision (benefit) for income taxes	15.6	10.8	48.9	44.2
Interest expense, net	12.4	10.6	42.2	46.9
Depreciation and amortization	26.7	23.6	100.2	85.0
Restructuring and other (income) charges, net	5.2	(0.2)	18.5	1.8
Acquisition and other-related costs	0.1	2.0	1.8	35.3
Pension and postretirement settlement and curtailment charges (income), net	0.1	—	0.1	—
Adjusted EBITDA (Non-GAAP)	$110.9	$91.1	$397.9	$396.9

Net sales	$325.6	$303.4	$1,216.1	$1,292.9
Net income (loss) margin	15.6%	14.6%	15.3%	14.2%
Adjusted EBITDA margin	34.1%	30.0%	32.7%	30.7%

Financial Schedules - Page 7

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Calculation of Free Cash Flow (Non-GAAP)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions (unaudited)	2020	2019	2020	2019
Net cash provided by (used in) operating activities	$153.3	$85.5	352.4	275.7
Less: Capital expenditures	31.1	35.0	82.1	114.8
Free Cash Flow	$122.2	$50.5	$270.3	$160.9

Financial Schedules - Page 8

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Calculation of Total Debt to Net Income (Loss) Ratio (GAAP) to
Net Debt to Adjusted EBITDA Ratio (Non-GAAP)

In millions, except ratios (unaudited)	December 31, 2020
Notes payable and current maturities of long-term debt	26.0
Long-term debt including finance lease obligations	1,267.4
Debt issuance costs	13.1
Total Debt	1,306.5
Less:
Cash and cash equivalents (1)	258.1
Restricted investment	73.6
Net Debt	974.8

Total Debt to Net income (loss) Ratio (GAAP)
Net income (loss) - last twelve months (LTM) as of December 31, 2020	$186.2

Total debt to Net income (loss) ratio (GAAP)	7.02x

Net Debt Ratio (Non GAAP)
Adjusted EBITDA - LTM as of December 31, 2020	397.9

Net debt ratio (Non GAAP)	2.45x
_______________
(1) Includes $0.4 million of Restricted Cash related to the New Market Tax Credit financing transaction which was entered into in November 2019.

Financial Schedules - Page 9